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                                                                   EXHIBIT 21

                LIST OF SUBSIDIARIES OF SEAL HOLDINGS CORPORATION
                            A DELAWARE CORPORATION
                             AS OF MARCH 16, 1998

Subsidiary                                  State of Incorporation
- -----------                                  ----------------------

Primary Care Medical Centers of America, Inc.      Delaware

Sealcraft Operators, Inc.                          Texas

Caribe Company                                     Delaware

Seal Properties, Inc.                              Texas

Corpus Company                                     Delaware

South Corporation                                  Delaware

Seal Offshore, Inc.                                Delaware

First Seal, Inc.                                   Texas

Seal (GP), Inc.                                    Delaware